Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FOURTH QUARTER AND FULL YEAR EARNINGS

MIAMI (December 20, 2012) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $98 million, or $0.13 diluted EPS, for the fourth quarter of 2012. Reported U.S. GAAP net income, which included net unrealized losses on fuel derivatives of $5 million, was $93 million, or $0.12 diluted EPS. Net income for the fourth quarter of 2011 was $217 million, or $0.28 diluted EPS. Revenues for the fourth quarter of 2012 were $3.6 billion compared to $3.7 billion for the prior year.

Non-GAAP net income for the full year 2012 was $1.5 billion, or $1.88 diluted EPS, compared to net income of $1.9 billion, or $2.42 diluted EPS, for the prior year. Full year 2012 U.S. GAAP net income was $1.3 billion, or $1.67 diluted EPS, which included the non-cash write down for Ibero Cruises’ goodwill and trademark assets of $173 million. Revenues for the full year 2012 were $15.4 billion compared to $15.8 billion for the prior year.

Carnival Corporation & plc Chairman and CEO Micky Arison noted that fourth quarter earnings on a non-GAAP basis were better than anticipated in the company’s September guidance. Stronger than expected revenue yields combined with lower than expected fuel costs more than offset higher than anticipated operating costs.

Commenting on full year 2012, Arison stated, “As a result of the Costa Concordia tragedy in January, the past year has been the most challenging in our company’s history. However, through the significant efforts of our brand management teams, we were able to maintain full year 2012 net revenue yields (excluding Costa) in line with the prior year. In addition, we drove down net cruise costs, excluding fuel, slightly and fuel consumption by four percent.” Arison added that unfavorable changes in fuel prices and currency exchange rates reduced earnings by $300 million, or $0.39 per share, compared to the prior year.

Arison noted, “Cash from operations of $3.0 billion was more than sufficient to fund $1.8 billion in net capital investments and positioned the company with excess free cash flow to return to shareholders. Our regular quarterly dividend of $0.25 per share, combined with our recently announced special year-end dividend of $0.50 per share, will result in $1.2 billion of dividend distributions to our shareholders. Additionally, since the start of the fiscal year we purchased 3.5 million of the company’s shares in the open market at a cost of $120 million.”

Key metrics for the fourth quarter 2012 compared to the prior year were as follows:

•

On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) decreased 4.5 percent for 4Q 2012, which was better than the company’s September guidance, down 5 to 6 percent. Gross revenue yields decreased 5.7 percent in current dollars.

•

Net cruise costs excluding fuel per ALBD decreased 0.9 percent in constant dollars, less than the September guidance, down 2 to 3 percent. Gross cruise costs including fuel per ALBD in current dollars decreased 2.5 percent.

•	Fuel prices increased 5.4 percent to $716 per metric ton for 4Q 2012 from $680 per metric ton in 4Q 2011 and were better than the September guidance of $739 per metric ton.

During the fourth quarter, the company also announced it had reached an agreement for the construction of two new cruise ships – a 2,660-passenger ship for its Holland America Line brand to be delivered in 2015 and a 4,000-passenger vessel for its Carnival Cruise Lines brand to be delivered in 2016. Both are the largest ships ever built for those brands.

Full Year 2013 Outlook

Since September, booking volumes for the first three quarters, including Costa, are running in line with the strong volumes experienced last year at slightly lower prices. At this time, cumulative advance bookings for 2013 continue to be behind the prior year at slightly lower prices.

Based on current booking trends, the company forecasts full year 2013 net revenue yields, on a constant dollar basis, to be up 1 to 2 percent. Revenue yields (constant dollars) are expected to decline 2 to 3 percent in the first quarter and improve sequentially during the remainder of 2013 based on a recovery in ticket prices and occupancy for the North American brands and Costa. However, the company’s European brands continue to be negatively impacted by a deteriorating economic environment.

The company expects net cruise costs excluding fuel per ALBD for the full year 2013 to be up 1 to 2 percent on a constant dollar basis. Taking the above factors into consideration, the company forecasts full year 2013 non-GAAP diluted earnings per share to be in the range of $2.20 to $2.40, compared to 2012 non-GAAP diluted earnings of $1.88 per share.

Looking forward, Arison stated, “We remain well positioned for a recovery in 2013 and beyond evidenced by the demonstrated resilience of our global portfolio of cruise brands as consumers continue to capitalize on cruising’s superior value versus land-based vacation alternatives. We continue to focus on a measured growth strategy through the introduction of two to three new ships per year and the development of emerging cruise markets in Asia.”

Arison added, “Based on 2013 guidance, we estimate that cash from operations will reach $3.3 billion for the year while our capital commitments will be just $2.0 billion. As a result, we anticipate significant free cash flow in 2013, which we intend to continue to return to shareholders.”

During 2013, the company expects to carry over 10 million guests on its global fleet and will introduce two new ships, the 2,192-passenger AIDAstella which is scheduled for delivery in March and the 3,560-passenger Royal Princess, which is scheduled for delivery in May.

First Quarter 2013 Outlook

First quarter constant dollar net revenue yields are expected to decrease 2 to 3 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the first quarter are expected to be down 1.5 to 2.5 percent on a constant dollar basis compared to the prior year.

Based on the above factors, the company expects non-GAAP diluted earnings for the first quarter 2013 to be in the range of $0.03 to $0.07 per share versus 2012 non-GAAP earnings of $0.02 per share.

Selected Key Forecast Metrics

	Full Year 2013		First Quarter 2013
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Year over year change:
Net revenue yields	1.5 to 2.5%	1.0 to 2.0%	(1.5) to (2.5)%	(2.0) to (3.0)%
Net cruise costs excl. fuel / ALBD	1.5 to 2.5%	1.0 to 2.0%	(1.5) to (2.5)%	(1.5) to (2.5)%

	Full Year 2013		First Quarter 2013
Fuel price per metric ton	$692		$674
Fuel consumption (metric tons in thousands)	3,300		835
Currency: Euro	$1.30 to	€1	$1.30 to	€1
Sterling	$1.61 to	£1	$1.61 to	£1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2012 fourth quarter and full year earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 100 ships totaling 203,000 lower berths with nine new ships scheduled to be delivered between March 2013 and March 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms. Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share (“EPS”); net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. These factors include, but are not limited to, the following: general economic and business conditions; increases in fuel prices; incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; negative publicity concerning the cruise business in general or us in particular, including any adverse environmental impacts of cruising; litigation, enforcement actions, fines or penalties; economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate; our ability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations; increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages; lack of continuing availability of attractive, convenient and safe port destinations; continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; disruptions and other damages to our information technology and other networks and operations, and breaches in data security; our failure to keep pace with developments in technology; competition from and overcapacity in the cruise ship or land-based vacation industry; loss of key personnel or our ability to recruit or retain qualified personnel; union disputes and other employee relation issues; disruptions in the global financial markets or other events may negatively affect the ability of our counterparties and others to perform their obligations to us; the continued strength of our cruise brands and our ability to implement our brand strategies; our international operations are subject to additional risks not generally applicable to our U.S. operations; geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect; our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates; fluctuations in foreign currency exchange rates; whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations; risks associated with the dual listed company arrangement and uncertainties of a foreign legal system as we are not incorporated in the U.S. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT Jennifer De La Cruz 1 305 599 2600, ext. 16000	INVESTOR RELATIONS CONTACT Beth Roberts 1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2012	2011	2012	2011
Revenues
Cruise
Passenger tickets	$2,659	$2,821	$11,658	$12,158
Onboard and other	894	847	3,513	3,357
Tour and other	26	28	211	278

	3,579	3,696	15,382	15,793

Operating Costs and Expenses
Cruise
Commissions, transportation and other	499	549	2,292	2,461
Onboard and other	155	128	558	506
Fuel	603	583	2,381	2,193
Payroll and related	443	442	1,742	1,723
Food	238	236	960	965
Other ship operating	586	606	2,233	2,247
Tour and other	28	25	154	204

	2,552	2,569	10,320	10,299
Selling and administrative	459	434	1,720	1,717
Depreciation and amortization	392	385	1,527	1,522
Ibero goodwill and trademark impairment charges	—	—	173	—

	3,403	3,388	13,740	13,538

Operating Income	176	308	1,642	2,255

Nonoperating (Expense) Income
Interest income	2	3	10	11
Interest expense, net of capitalized interest	(77)	(92)	(336)	(365)
Unrealized (losses) gains on fuel derivatives, net	(5)	1	6	1
Realized losses on fuel derivatives	(1)	—	(13)	—
Other (expense) income, net	(1)	(11)	(7)	10

	(82)	(99)	(340)	(343)

Income Before Income Taxes	94	209	1,302	1,912

Income Tax (Expense) Benefit, Net	(1)	8	(4)	—

Net Income	$93	$217	$1,298	$1,912

Earnings Per Share
Basic	$0.12	$0.28	$1.67	$2.43

Diluted	$0.12	$0.28	$1.67	$2.42

Non-GAAP Earnings Per Share-Diluted	$0.13	$0.28	$1.88	$2.42

Dividends Declared Per Share	$0.75	$0.25	$1.50	$1.00

Weighted-Average Shares Outstanding – Basic	777	778	778	787

Weighted-Average Shares Outstanding – Diluted	779	780	779	789

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	November 30,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$465	$450
Trade and other receivables, net	270	263
Insurance recoverables	460	30
Inventories	390	374
Prepaid expenses and other	236	195

Total current assets	1,821	1,312

Property and Equipment, Net	32,137	32,054

Goodwill	3,174	3,322

Other Intangibles	1,314	1,330

Other Assets	715	619

	$39,161	$38,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$56	$281
Current portion of long-term debt	1,678	1,019
Accounts payable	549	576
Dividends payable	583	194
Claims reserve	553	97
Accrued liabilities and other	845	832
Customer deposits	3,076	3,106

Total current liabilities	7,340	6,105

Long-Term Debt	7,168	8,053

Other Long-Term Liabilities	724	647

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 649 shares at 2012 and 647 shares at 2011 issued	6	6
Ordinary shares of Carnival plc, $1.66 par value; 215 shares at 2012 and 2011 issued	357	357
Additional paid-in capital	8,252	8,180
Retained earnings	18,479	18,349
Accumulated other comprehensive loss	(207)	(209)
Treasury stock, 55 shares at 2012 and 52 shares at 2011 of Carnival Corporation and 33 shares at 2012 and 2011 of Carnival plc, at cost	(2,958)	(2,851)

Total shareholders’ equity	23,929	23,832

	$39,161	$38,637

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2012	2011	2012	2011
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,430	2,367	9,829	9,559
Occupancy percentage (a)	103.1%	103.2%	105.5%	106.2%
Fuel consumption (metric tons in thousands)	842	858	3,354	3,395
Fuel cost per metric ton consumed	$716	$680	$710	$646
Currencies
U.S. dollar to €1	$1.29	$1.37	$1.28	$1.40
U.S. dollar to £1	$1.60	$1.58	$1.58	$1.60
U.S. dollar to Australian dollar	$1.04	$1.02	$1.03	$1.03

CASH FLOW INFORMATION
Cash from operations	$523	$749	$2,999	$3,766
Capital expenditures	$168	$261	$2,332	$2,696
Dividends paid	$195	$197	$779	$671

(a)	In accordance with cruise business practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At November 30, 2012, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil to cover a portion of our estimated fuel consumption as follows:

Maturities (a) (b)	Transaction Dates	Barrels (in thousands)	Weighted- Average Floor Prices	Weighted- Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2013
	November 2011	2,112	$74	$132
	February 2012	2,112	$98	$127
	March 2012	4,224	$100	$130

		8,448			40%

Fiscal 2014
	November 2011	2,112	$71	$128
	February 2012	2,112	$88	$125
	June 2012	2,376	$71	$116

		6,600			32%

Fiscal 2015
	November 2011	2,160	$71	$125
	February 2012	2,160	$80	$125
	June 2012	1,236	$74	$110

		5,556			26%

Fiscal 2016	June 2012	3,564	$75	$108	17%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.
(b)	We will not realize any economic gain or loss upon the monthly maturities of our zero cost collars unless the average monthly price of Brent crude oil is above the ceiling price or below the floor price.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2012	2012 Constant Dollar	2011	2012	2012 Constant Dollar	2011
Passenger ticket revenues	$2,659	$2,696	$2,821	$11,658	$11,941	$12,158
Onboard and other revenues	894	903	847	3,513	3,570	3,357

Gross cruise revenues	3,553	3,599	3,668	15,171	15,511	15,515

Less cruise costs
Commissions, transportation and other	(499)	(509)	(549)	(2,292)	(2,358)	(2,461)
Onboard and other	(155)	(156)	(128)	(558)	(566)	(506)

	(654)	(665)	(677)	(2,850)	(2,924)	(2,967)

Net passenger ticket revenues	2,160	2,187	2,272	9,366	9,583	9,697
Net onboard and other revenues	739	747	719	2,955	3,004	2,851

Net cruise revenues	$2,899	$2,934	$2,991	$12,321	$12,587	$12,548

ALBDs (c)	18,269,763	18,269,763	17,792,044	71,975,652	71,975,652	69,970,910

Gross revenue yields	$194.47	$196.99	$206.19	$210.78	$215.50	$221.74
% decrease vs. 2011	(5.7)%	(4.5)%		(4.9)%	(2.8)%

Net revenue yields	$158.69	$160.60	$168.15	$171.18	$174.88	$179.35
% decrease vs. 2011	(5.6)%	(4.5)%		(4.6)%	(2.5)%

Net passenger ticket revenue yields	$118.21	$119.69	$127.72	$130.13	$133.14	$138.60
% decrease vs. 2011	(7.5)%	(6.3)%		(6.1)%	(3.9)%

Net onboard and other revenue yields	$40.49	$40.91	$40.43	$41.05	$41.74	$40.75
% increase vs. 2011	0.2%	1.2%		0.7%	2.4%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2012	2012 Constant Dollar	2011	2012	2012 Constant Dollar	2011
Cruise operating expenses	$2,524	$2,550	$2,544	$10,166	$10,338	$10,095
Cruise selling and administrative expenses (d)	458	464	433	1,713	1,749	1,696

Gross cruise costs	2,982	3,014	2,977	11,879	12,087	11,791
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(499)	(509)	(549)	(2,292)	(2,358)	(2,461)
Onboard and other	(155)	(156)	(128)	(558)	(566)	(506)

Net cruise costs	2,328	2,349	2,300	9,029	9,163	8,824
Less fuel	(603)	(603)	(583)	(2,381)	(2,381)	(2,193)

Net cruise costs excluding fuel	$1,725	$1,746	$1,717	$6,648	$6,782	$6,631

ALBDs (c)	18,269,763	18,269,763	17,792,044	71,975,652	71,975,652	69,970,910

Gross cruise costs per ALBD	$163.17	$164.96	$167.28	$165.04	$167.94	$168.51
% decrease vs. 2011	(2.5)%	(1.4)%		(2.1)%	(0.3)%

Net cruise costs per ALBD	$127.40	$128.57	$129.24	$125.44	$127.32	$126.11
% (decrease) increase vs. 2011	(1.4)%	(0.5)%		(0.5)%	1.0%

Net cruise costs excluding fuel per ALBD	$94.39	$95.56	$96.47	$92.36	$94.23	$94.76
% decrease vs. 2011	(2.2)%	(0.9)%		(2.5)%	(0.6)%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2012	2011	2012	2011
Net income – diluted
U.S. GAAP net income	$93	$217	$1,298	$1,912
Ibero goodwill and trademark impairment charges (e)	—	—	173	—
Unrealized losses (gains) on fuel derivatives, net (f)	5	(1)	(6)	(1)

Non-GAAP net income	$98	$216	$1,465	$1,911

Weighted-average shares outstanding – diluted	779	780	779	789

Earnings per share – diluted
U.S. GAAP earnings per share	$0.12	$0.28	$1.67	$2.42
Ibero goodwill and trademark impairment charges (e)	—	—	0.22	—
Unrealized losses (gains) on fuel derivatives, net (f)	0.01	—	(0.01)	—

Non-GAAP earnings per share	$0.13	$0.28	$1.88	$2.42

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2012 periods’ currency exchange rates have remained constant with the 2011 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(d)	For the three months and twelve months ended November 30, 2012, selling and administrative expenses were $459 million ($434 million in 2011) and $1.7 billion ($1.7 billion in 2011), respectively. For the three and twelve months ended November 30, 2012, selling and administrative expenses were comprised of cruise selling and administrative expenses of $458 million ($433 million in 2011) and $1.7 billion ($1.7 billion in 2011) and Tour and Other selling and administrative expenses of $1 million ($1 million in 2011) and $7 million ($21 million in 2011), respectively.

(e)	We believe that the impairment charges recognized in the twelve months ended November 30, 2012 related to Ibero’s goodwill and trademarks are nonrecurring and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for the impairment charges to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these impairment charges.

(f)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are immediately recognized in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our future earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these unrealized gains and losses.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted EPS guidance and forecasted U.S. GAAP diluted EPS guidance, since we do not believe that the reconciliation information would be meaningful.